UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 27, 2026

MUELLER INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-6770	25-0790410
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

150 Schilling Boulevard	Suite 100
Collierville	Tennessee	38017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(901)	753-3200

Registrant’s Former Name or Address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.01 Par Value	MLI	NYSE

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new of revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 27, 2026, Mueller Industries, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company (as borrower) and Bank of America, N.A. (“Bank of America”) (as administrative agent, lender, swing line lender and letter of credit issuer). The Credit Agreement replaces the Company's prior credit agreement among the Company (as borrower), Bank of America (as administrative agent) and certain lenders (including Bank of America) parties thereto, dated as of March 31, 2021 (as amended, restated and/or supplemented from time to time).

The Credit Agreement provides for an unsecured $100 million revolving credit facility, which matures March 27, 2031. Funds borrowed under the Credit Agreement may be used by the Company for working capital purposes and other general corporate purposes. In addition, the Credit Agreement provides a sublimit of $50 million for the issuance of letters of credit, a sublimit of $35 million for loans and letters of credit made in certain foreign currencies, and a swing line sublimit of $25 million. Outstanding letters of credit and foreign currency loans reduce borrowing availability under the Credit Agreement on a dollar-for-dollar basis.

Loans under the Credit Agreement bear interest, at the Company's option, at a rate per annum equal to (i) the Benchmark Rate (the “Benchmark Rate”), which is determined by the underlying currency of the Credit Extension (Term SOFR for those denominated in U.S. Dollars, Term CORRA for those denominated in Canadian Dollars and such other designated rate with respect to agreed currencies) for interest periods (at the Company's option) of one, three, six or twelve months, or (ii) the Base Rate (“Base Rate”) which is equal to the greatest of (a) the overnight federal funds rate plus 0.50 percent, (b) Bank of America's "prime rate" or (c) the Benchmark Rate (with respect to one-month Term SOFR) plus 1.00 percent, provided that such fluctuating rate shall not be less than zero percent, in each case plus an applicable margin. Applicable margin is based on the Company's consolidated funded indebtedness to capitalization ratio and can range from 112.5 to 162.5 basis points per annum over the Benchmark Rate and from 12.5 to 62.5 basis points over the Base Rate. Additionally, a commitment fee is payable quarterly on the actual daily unused amount of the commitments and varies from 15.0 to 30.0 basis points per annum based upon the Company's consolidated funded indebtedness to capitalization ratio. Certain fees are also payable in connection with letters of credit, including an annual fee on each letter of credit equal to the applicable margin for loans made at the Benchmark Rate times the face amount of such letter of credit.

Borrowings under the Credit Agreement require the Company, among other things, to meet certain minimum financial ratios and to comply with customary affirmative and negative covenants.

The Company's obligations under the Credit Agreement are guaranteed on a joint and several basis by certain of the Company's domestic wholly-owned subsidiaries.

There is no material relationship between the Company and any of the parties to the Credit Agreement other than in respect to the Credit Agreement and other routine commercial banking services.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated therein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under Item 1.01 with respect to the Credit Agreement is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement, dated as of March 27, 2026, among the Company (as borrower), Bank of America, N.A. (as administrative agent, lender, swing line lender and letter of credit issuer) and such other parties from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MUELLER INDUSTRIES, INC.

	By:	/s/ ANTHONY J. STEINRIEDE
	Name:	Anthony J. Steinriede
	Title:	Vice President - Corporate Controller
Date: March 30, 2026

Exhibit Index

Exhibit No.	Description

10.1
Credit Agreement, dated as of March 27, 2026, among the Company (as borrower), Bank of America, N.A. (as administrative agent, lender, swing line lender and letter of credit issuer) and such other parties from time to time.

4